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                                  FORUM FUNDS
                                 MONARCH FUNDS

                      INSURANCE AGREEMENT AMONG INSUREDS
                           REQUIRED BY RULE 17G-1(F)

                               February 28, 2008

   Forum Funds, a Delaware statutory trust, and Monarch Funds, a Massachusetts business trust (the "Trusts"), are registered management investment companies, and are named as insureds in a joint fidelity bond issued by the Vigilant Insurance Company, a member of the Chubb Group of Insurance Companies ("Chubb"). The fidelity bond issued by Chubb provides coverage for larceny and embezzlement, among other things, in the principal amount of $3,750,000. Pursuant to Rule 17g-1(f) of the Investment Company Act of 1940, each of the undersigned hereby agrees that in the event recovery is received under this bond as a result of a loss sustained by a Trust with respect to a Portfolio or Fund, each Trust shall receive an equitable and proportionate share of the recovery, but at least equal to the amount each would have received had single insured bonds, with minimum coverage as required by Rule 17g-1(d)(1) under the Investment Company Act of 1940, been provided and maintained by each Trust. In addition, each of the undersigned agrees that the premium be allocated pro-rata amongst the Trusts based on gross assets.

                                              Forum Funds

                                              By: /s/ Sara M. Morris
                                                  ------------------------------
                                                  Sara M. Morris, Vice President

                                              Monarch Funds

                                              By: /s/ Beth P. Hanson
                                                  ------------------------------
                                                  Beth P. Hanson, Vice President